SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 4, 2005
(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

     On January 4, 2005, Akamai Technologies, Inc. (“Akamai”) entered into an employment agreement (the “Agreement”) with Paul Sagan who will become its President and Chief Executive Officer effective as of April 1, 2005 (see Item 5.02 below). Under the Agreement, Mr. Sagan is entitled to an annual salary of $400,000 effective as of January 4, 2005 and is to receive a grant of options to purchase 250,000 shares of Akamai common stock at an exercise price equal to the fair market value of Akamai’s common stock on January 4, 2005. The options vest according to the following schedule: 25% on January 4, 2006 with the remaining 75% vesting in equal installments of 6.25% each quarter thereafter. If the Akamai Board of Directors approves a senior executive bonus plan for fiscal year 2005, Mr. Sagan will be eligible for an annual incentive bonus award of up to 100% of his annualized base salary based on achievement of specified individual and corporate performance goals. Mr. Sagan will also be eligible to participate in any long-term incentive plan for senior executives that the Akamai Board of Directors may adopt in 2005. If such a plan is not adopted, or if it does not include the Chief Executive Officer, then the Compensation Committee of the Akamai Board of Directors will consider an additional stock option grant to Mr. Sagan of an additional 250,000 shares of Akamai common stock at a purchase price equal to the fair market value on the date of such grant. If Mr. Sagan terminates his employment under certain circumstances following a change in control of Akamai, vesting of a portion of his options shall accelerate and he shall be entitled to lump sum cash payments equal to: two (2) years of his then-current base salary and an award equal to two (2) times his then-applicable annual incentive bonus at target (defined as fifty percent (50%) of his then-current annual base salary). If Mr. Sagan is involuntarily terminated for any reason other than cause, he shall be entitled to lump sum cash payments equal to: one year of his then-current base salary; an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination; and an award of his then-applicable annual incentive bonus at target. In addition, if Mr. Sagan is involuntarily terminated in 2005 for any reason other than cause, Akamai will accelerate the number of shares which will be deemed vested as though the grant date of his options was the date eighteen (18) months prior to the grant date; if he is so terminated in 2006, Akamai will accelerate the number of shares which will be deemed vested as though the grant date of his options was the date twelve (12) months prior to the Grant Date; and if he is so terminated in 2007, Akamai will accelerate the number of shares which will be deemed vested as though the grant date of his options was the date six (6) months prior to the grant date.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Akamai announced today that George H. Conrades, its Chairman and Chief Executive Officer, has resigned as Chief Executive Officer of Akamai effective as of April 1, 2005 and will become the Executive Chairman of the Akamai Board of Directors on that date. In addition, the Board of Directors voted to elect Paul Sagan, currently President of Akamai, to succeed Mr. Conrades as Chief Executive Officer effective on April 1, 2005. Mr. Sagan will retain the title of President.

     The Akamai Board of Directors also voted today, January 4, 2005, to increase the size of Akamai’s Board of Directors to 10 persons and elected Mr. Sagan to fill the vacancy created thereby.

Item 8.01 Other Events

     On January 4, 2005, Akamai issued a press release announcing the appointments of George H. Conrades as its Executive Chairman and Paul Sagan as its Chief Executive Officer effective on April 1, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2005	AKAMAI TECHNOLOGIES, INC.
	By:	/s/ Melanie Haratunian
Melanie Haratunian, Vice
President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 4, 2005